EXHIBIT 5


                                One Thomas Circle
                                    7th Floor
                           Washington, D.C. 20005-5802
                                 (202) 457-5300
                               Fax: (202) 457-5355
                           Direct Dial: (202) 457-5389


                                November 3, 1999



Gannett Co., Inc.
1100 Wilson Boulvard
Arlington, VA  22234



Dear Sirs:

Gannett Co., Inc. (the "Company") is filing on or about this date with the Securities and Exchange commission a Registration Statement on Form S-8 (the "Registration Statement") in connection with the registration of 2,000,000 shares of common stock, par value $1 ("Shares") to be issued in connection with the Gannett Co., Inc. Savings Related Share Option Scheme (the "Plan") and which are offered to eligible employees of Newsquest plc and its subsidiaries.

As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or advisable for the purpose of this opinion.

Based upon the foregoing, we are of the opinion that when (i) the Registration Statement and any amendments thereto filed with the Securities and Exchange Commission have become effective, (ii) the applicable provisions of such state securities laws as may be applicable have been compiled with, and (iii) payment of the purchase price is made by participating employees in the manner provided by the Plan, the Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration statement. We also consent to the use of our name under Item 5, "Interests of Named Experts and Counsel," in the Registration Statement.



                                                     Very truly yours,


                                                     s/ Nixon Peabody LLP